Exhibit 10.64
Contract No.
Software License and Services Agreement
This Software License and Services Agreement (“Agreement”) is made and entered into as of this 31st day of March, 2000, between BroadVision, Inc. (“BroadVision”) and Redenvelope (“Customer”)
Address 201 Spear Street, 3rd floor
              San Francisco, CA 94105
In consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as stated herein. The following attachments, required when applicable, are also part of this Agreement:
A.	Current Licensing Practices

B.	Required Provisions of Sublicenses

C.	Professional Services Terms & Conditions

D.	Business Terms
1.	License.
A.	BroadVision hereby grants to Customer a perpetual (unless terminated as set forth herein), nonexclusive, and nontransferable license, subject to the terms and conditions of this Agreement, to use the object code for the Software. For the purpose of this Agreement, “Software” shall mean all versions, including current, previous, and subsequent versions, of all software products, together with operating instructions, user manuals, training material, and other documentation as may, in BroadVision’s sole discretion, be supplied to Customer.

B.	Customer may use the Software in accordance with BroadVision’s published licensing practices in force at the time of delivery of the applicable Software products. BroadVision’s current licensing practices are as set forth in Attachment A.

C.	Customer may not (a) rent, lease, or loan the Software; (b) electronically transmit the Software over a network except as necessary for Customer’s licensed use of the Software; (c) use run-time versions of third-party products embedded in the Software, if any, for any use other than the intended use of the Software; (d) modify, disassemble, decompile, or reverse engineer the Software; (e) transfer possession of any copy of the Software to another party, except as expressly permitted herein; or (f) use the Software in any way not expressly provided for in this Agreement. There are no implied licenses. Customer agrees not to exceed the scope of the licenses granted herein.

D.	BroadVision also grants to Customer the right to grant nontransferable sublicenses to portions of the Software, where such grants are explicitly permitted by BroadVision’s licensing practices. Customer shall require each such sublicensee, before it may use or install the sublicensed Software, to execute a written license agreement containing, at a minimum, the required provisions specified in Attachment B. Customer shall indemnify BroadVision for all losses, costs, damages, expenses, and liabilities caused by Customer’s failure to include required terms in its sublicense agreements with its sublicensees.
2.	Payment, Prices.
A.	Invoices shall be issued upon delivery of the products or services, unless specified herein to the contrary, and shall be due and payable in United States currency upon receipt by Customer. Payment shall be overdue thirty (30) days after the delivery date specified on the invoice. Overdue payments shall be subject to a finance charge of one and one-half percent (1 1/2%) for each month or fraction thereof that the invoice is overdue, or the highest interest rate permitted by applicable law, whichever is lower. BroadVision shall also be reimbursed for its collection costs in the event of late payments, including reasonable attorney’s fees.

B.	Software will be shipped FOB from BroadVision’s facility in Redwood City, California, U.SA., by commercial surface transportation. Transportation charges in excess of such rates will be billed to Customer. Software shall be deemed accepted upon delivery.

C.	The prices stated in BroadVision quotations are exclusive of any federal, state, municipal, value-added, foreign withholding or other governmental taxes, duties, fees, excises, or tariffs now or hereafter imposed on the production, storage, licensing, sale, transportation, import, export, or use of the Software or any improvements, alterations, or amendments to the Software. Customer shall be responsible for, and if necessary reimburse, BroadVision for all such taxes, duties, fees, excises, or tariffs, except for governmental or local taxes imposed on BroadVision’s corporate net income.

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3.	Software Maintenance.
A.	BroadVision agrees to provide Customer with software maintenance subject to the following provisions and conditions:
i.	At Customer’s request, BroadVision shall provide software maintenance at prices to be quoted to Customer. Software maintenance shall include (i) telephone and electronic mail support provided during BroadVision’s normal working hours, and (ii) standard releases containing improvements or modifications to the Software, where such improvements or modifications are not priced as separate new products or options (“Standard Release”).

ii.	BroadVision shall provide software maintenance for any Standard Release until 180 days after shipment of the subsequent Standard Release.

iii.	Customer shall designate three (3) or, with BroadVision’s prior written approval, more than three (3) Support Contact Persons, who shall be responsible for communicating support issues to BroadVision. Customer agrees to provide BroadVision with timely written notification containing all details of software problems necessary for BroadVision to diagnose such problems. Customer agrees to cooperate fully in providing BroadVision with Customer’s source code, in machine-readable form, and other materials necessary to reproduce a reported software problem. Subject to Customer’s security requirements, Customer agrees to provide BroadVision reasonable direct or remote access and test time on Customer’s BroadVision system, for the purpose of diagnosing reported software problems. If BroadVision provides on-site services at Customer’s request in connection with software maintenance, Customer shall reimburse BroadVision for all travel and other reasonable out-of-pocket expenses incurred with respect to such services.

iv.	Software maintenance may also include any patch releases (“Patch Releases”) that BroadVision, in its sole discretion, makes available. Patch Releases are intended to address material deviations between the Software and its published specifications until a Standard Release can be made available. Customer may install Patch Releases at its option.

v.	BroadVision shall not be responsible for maintaining Software that fails to comply with its published specifications if such non-compliance is the result of modification of the Software by Customer or third parties. If BroadVision expends its time on a noncompliance found to be the result of any of the preceding, Customer shall pay BroadVision for such time at BroadVision’s then-current hourly consulting rate.
B.	Unless terminated by either party with at least ninety days notice, software maintenance will automatically be renewed for successive one-year periods at BroadVision’s then-current prices for software maintenance. In the event of termination for Customer’s breach or Customer’s convenience, all maintenance fees shall be immediately due and payable without notice; in the event of termination for any other reason, Customer shall be entitled to a refund of maintenance fees already paid, prorated for the unused portion of such fees.

C.	Annual software maintenance fees are due and payable in advance; in all other respects payments are subject to the terms and conditions of the Agreement.

D.	If Customer initially declines software maintenance and then subsequently elects to commence maintenance, or if maintenance for an item of Software is discontinued at Customer’s request and then subsequently renewed, Customer shall pay the maintenance fees that would have been due for the period during which maintenance was not provided.
4.	Title to Software.

Customer shall include BroadVision’s copyright or proprietary rights notice on any copies of the Software or associated documentation, including copyright or proprietary rights notices of third parties that are included on media or in documentation provided by BroadVision. Customer acknowledges that the Software is the property of BroadVision or its licensors.

5.	Warranty.

BroadVision warrants that the Software will conform in all material respects to its written specifications when installed and for 90 days thereafter. For purposes of this Agreement, the sole source of such specifications shall be BroadVision’s written user documentation. Customer will notify BroadVision within 10 days after the expiration of the warranty period of any nonconformity. Where a material

SLSA 1/98	BroadVision, Inc.	Page 2 of 5

nonconformity exists within the warranty period, and proper notice has been given to BroadVision, BroadVision will, as its sole and exclusive liability to Customer, use due diligence to correct the nonconformity and provide Customer with one copy of any such corrected version of the Software, or, if BroadVision is unable to correct such nonconformances within a reasonable period of time, refund all license fees paid to it for the Software, or the most recent software maintenance fee paid for the Software, if the nonconformity relates to a Standard Release delivered pursuant to Section 3 herein. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES AND CONDITIONS, EXPRESSED OR IMPLIED, AND BROADVISION EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT.

6.	Limitation of Liability.

BroadVision’s liability to Customer under this Agreement or for any other reason relating to the products and services provided under this Agreement, including claims for contribution or indemnity, shall be limited to the amount paid to BroadVision under this Agreement. NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY UNDER THIS AGREEMENT, THE PARTIES AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOSS OF USE PROVIDED THAT LOST REVENUES ARISING FROM THE UNAUTHORIZED USE, DISCLOSURE OR DISTRIBUTION OF SOFTWARE BY CUSTOMER SHALL BE DEEMED DIRECT DAMAGES.

7.	Intellectual Property Rights Indemnity.

BroadVision will defend and hold harmless Customer against any claim that the Software constitutes infringement of a patent, copyright, trademark, or trade secret. BroadVision shall also indemnify Customer for any reasonable expense incurred by Customer in connection with the foregoing. BroadVision’s obligations under this section are conditioned upon BroadVision having sole control of any such action, and upon Customer notifying BroadVision immediately in writing of the claim and giving authority, information, and assistance necessary to settle or defend such claim. If the use of the Software infringes or is enjoined, or BroadVision believes it is likely to infringe or be enjoined, BroadVision may, at its sole option, (i) procure for Customer the right to continue use of the licensed Software as furnished; (ii) replace the licensed Software; (iii) modify the licensed Software to make it non-infringing, provided that the Software still substantially conforms to the applicable specifications; or (iv) if BroadVision, after using all commercially reasonable efforts, is unable to accomplish the foregoing remedies, terminate the license and refund the license fee for the Software, less a proportional adjustment for the time the Software was used by Customer, equal to the ratio of the time elapsed since the delivery date to five (5) years. The indemnity provided herein shall not apply if the alleged infringement arises from: (a) the use of other than a currently supported, unaltered release of the licensed Software; (b) the use of Software that has been modified or merged with other programs by Customer; or (c) the use of the licensed Software in combination with software or hardware not provided under this Agreement. The foregoing states BroadVision’s sole and exclusive liability for patent, copyright, or other proprietary rights infringement.

8.	Confidentiality of Software and Documents.
A.	Customer shall not reproduce, duplicate, copy, sell, or otherwise disclose, or disseminate the Software, including operating instructions, user manuals, and training materials, in any medium except as authorized hereto. Customer may make copies of the Software, in machine readable form, only as is reasonably necessary for archival and backup purposes.

B.	Customer expressly undertakes, using reasonable efforts not less than it exercises for its own confidential materials, to retain in confidence, and to require its employees or consultants to retain the Software in confidence, and will make no use of such information, except under the terms and during the existence of this Agreement, and only to the extent that such use is necessary to Customer’s employees or consultants in the course of their employment.

C.	The provisions of this section shall survive the termination of this Agreement for a period of five (5) years.

D.	Customer shall not release the results of any benchmark of the Software, or of any third party products embedded in the Software, without BroadVision’s prior written approval. Nothing in the foregoing is intended to prohibit Customer from releasing data specific to the performance of Customer’s site.

SLSA 1/98	BroadVision, Inc.	Page 3 of 5

9.	Audit Rights.

At BroadVision’s request, but in no event more than twice annually, Customer shall provide BroadVision with a report detailing its use of the Software. No more than once annually, BroadVision may audit Customer’s records to ensure that license and other fees have been properly paid in compliance with this Agreement. Any such audit will be conducted during regular business hours at Customer’s offices and shall not interfere unreasonably with Customer’s business activities. If an audit reveals that Customer has underpaid its total fees by more than five percent (5%), then Customer shall pay BroadVision’s reasonable costs of conducting the audit, in addition to the underpaid amount.
10.	Term/Termination.

This Agreement is effective on the earlier of (i) the date of shipment of the Software or (ii) the date set forth above, and continues until terminated as provided herein, or by agreement of both parties. BroadVision may terminate this Agreement upon: (a) any material breach of this Agreement by Customer that is not cured within 30 days following written notice thereof; or (b) failure by Customer to pay license fees for Software under the payment terms specified in this Agreement or as stated on BroadVision’s invoice for such Software which failure remains uncured after 30 days written notice thereof. Upon termination of this Agreement for any of the above reasons, all licenses granted hereundear terminate and Customer will immediately destroy the Software and all copies in any form. Upon termination for any other reason, Customer may continue to use the Software, provided that Sections 1, 2 (to the extent that any amounts are owed to BroadVision as of the termination date), 4, 6, 7, 8, 9, and 11 shall survive the termination of this Agreement, and BroadVision may terminate Customer’s use of the Software upon a material breach of any of the surviving sections.
11.	General.
A.	Waiver/Amendment. No waiver, amendment, or modification of any provision of this Agreement shall be effective unless in writing and signed by the party against whom such waiver, amendment, or modification is sought to be enforced. No failure or delay by either party in exercising any right, power or remedy under this Agreement, except as specifically provided herein, shall be deemed as a waiver of any such right, power, or remedy.

B.	Assignment. Either party may assign this Agreement to an entity acquiring substantially all of its assets or merging with it, provided that such assignee agree in writing to assume all obligations under this Agreement. Except as set forth above, neither party may assign any of its rights or delegate any of its obligations under this Agreement to any third party without the express written consent of the other. Any attempted assignment in violation of the foregoing shall be void and of no effect. Subject to the above, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

C.	Disputes. The rights of the parties hereunder shall be governed by the laws of the State of California without giving effect to principles of conflicts of laws. Any suits brought hereunder may be brought in the federal or state courts in San Mateo County, California, and Customer submits to the jurisdiction thereof. The parties expressly exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if applicable.

Customer acknowledges that the Software contains trade secrets, the disclosure of which would cause substantial harm to BroadVision that could not be remedied by the payment of damages alone. Accordingly, BroadVision will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of BroadVision’s intellectual property rights in the Software.

D.	Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.

E.	Export. Customer acknowledges that the laws and regulations of the United States restrict the export of the Software. Customer agrees that it will not export or re-export the Software in any form without first obtaining the appropriate United States and foreign government approvals.

F.	Notice. Any notice, consent, or other communication hereunder shall be in writing, and shall be given personally, by confirmed fax or express delivery to either party at their respective addresses:

(i) to BroadVision at:

SLSA 1/98	BroadVision, Inc.	Page 4 of 5

BroadVision, Inc.
585 Broadway
Redwood City, CA 94063, USA
Attn: Chief Financial Officer

(ii) to Customer at:
201 Spear Street, 3rd floor
San Francisco, CA 94105
Attn: CIO
or such other address as may be designated by written notice of either party. Notices shall be deemed given when delivered or transmitted, or seven days after deposit in the mail.
G.	Independent Contractors. The parties’ relationship shall be solely that of independent contractor and nothing contained in this Agreement shall be construed to make either party an agent, partner, joint venturer, or representative of the other for any purpose.

H.	Force Majeure. If the performance of this Agreement, or any obligation hereunder, except the making of payments, is prevented, restricted, or interfered with by reason of any act or condition beyond the reasonable control of the affected party, the party so affected will be excused from performance to the extent of such prevention, restriction, or interference.

I.	Entire Agreement. This Agreement, including all Attachments hereto, constitutes the complete and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all proposals, oral, or written, all previous negotiations, and all other communications between the parties with respect to the subject matter hereof. The terms of this Agreement shall prevail notwithstanding any different, conflicting, or additional terms that may appear in any purchase order or other Customer document. All products and services delivered by BroadVision to Customer are subject to the terms of this Agreement, unless specifically addressed in a separate agreement.

Agreed to by:	BroadVision, Inc.

Signature

Printed Name

Title

CUSTOMER:	RedEnvelope

Company Name

/s/ Christopher Cunningham
Signature

Christopher Cunningham
Printed Name

CIO
Title
SLSA 1/98	BroadVision, Inc.	Page 5 of 5

Contract No.
Attachment A to
Software License and Services Agreement
BroadVision Licensing Practices
BroadVision’s current standard licensing practices are as follows for the products listed below. These practices are in effect as of June 15, 1999.
•	One-To-One Development System — licensed on a per-user basis. In other words, each individual who will use the One-To-One Development System to develop BroadVision One-To-One applications must be separately licensed. Customer may reassign One-To-One Development System licenses within reason, for example as employees terminate employment or transfer to other departments. One-To-One Development System products include:
•	Enterprise Development System — the basic BroadVision development system

•	Application Development System — includes the Enterprise Development System and the objects and other products necessary to develop one of the BroadVision Applications (Retail Commerce, Financial, or Knowledge)

•	Two Application Development System — same as the Application Development System, but for two of the BroadVision Applications (NOTE: Business Commerce by itself is counted as a Two Application Development System)

•	Three Application Development System — same as the Application Development System, but for three of the BroadVision Applications
•	One-To-One Deployment System — As part of this Agreement, BroadVision Deployment Licenses shall take the form of CPUs (processors) powering the BroadVision Application System used for production. The total number of CPUs shall be counted as the sum of all processors running the BroadVision Interaction Manager and BroadVision One-to-One Services used for production purposes. Processors running the BroadVision Interaction Manager and/or BroadVision One-to-One Services for development, testing, staging, or other non-production purposes shall not required licenses. One-To-One Tools — licensed on a per-user basis, similar to the One-To-One Development System products. One-To-One Tools include:
•	One-To-One Command Center, formerly known as the Dynamic Command Center, or DCC

•	One-To-One Publishing Center, formerly known as the Content Management Center, or CMC

•	One-To-One Instant Publisher

•	One-To-One Design Center, formerly known as the Visual Design Center, or VDC
[NOTE: The One-To-One Command Center, the One-To-One Publishing Center, and the One-To-One Instant Publisher may be sublicensed to third parties using Customer’s application software in accordance with the terms of this Agreement.]
SLSA Attachment A 7/99	BroadVision Inc.	Page 1 of 1

Attachment B to
Software License and Services Agreement
Required Provisions of Sublicense Agreements
Each agreement sublicensing the Software entered into between Customer and Customer’s end-users (“End-Users”, “End-User License”) shall, at a minimum, state the following:
a.	End-Users shall have the right to duplicate the Software only for backup or archival purposes and to transfer the Software to a backup computer in the event of computer malfunction. End-Users shall not make the Software available on any timesharing or other rental arrangements. End-Users may not transfer their rights under the End-User License agreement without BroadVision’s permission.

b.	End-Users shall not cause or permit the reverse engineering, disassembly, or decompilation of the Software.

c.	Title shall not pass to the End-User.

d.	The End-User License agreement shall not include warranties, express or implied, made on behalf of BroadVision.

e.	BroadVision shall not be liable for any damages, whether direct, indirect, incidental, or consequential, arising from the use of the Software.

f.	At the termination of the End-User License, the End-User shall discontinue use and shall destroy or return the Software to BroadVision, including all archival or other copies.

g.	The End-User License shall state that BroadVision is a third-party beneficiary of the End-User License.

h.	The End-User shall not publish any result of benchmark tests run on the Software.

i.	The End-User shall comply fully with all relevant regulations of the United States Department of Commerce and with the U.S. Export Administration to assure that the Software is not exported in violation of the code and regulations.
SLSA Attachment B 1/98	BroadVision, Inc.	Page 2 of 1

Contract No.
Attachment C to
Software License and Services Agreement
Professional Services Terms and Conditions
This Attachment C is incorporated into the Software License and Services Agreement (the “Agreement”) dated the day of , 19 _ between BroadVision, Inc. (“BroadVision”) and (“Customer”). The terms and conditions contained herein are subject in all respects to the terms and conditions of that Agreement, except that in the event of a conflict between the terms of this Attachment C and the Agreement, the terms of this Attachment C shall govern.
1.	Scope of Work; Consideration.

BroadVision will perform such services as set forth in an exhibit to this Attachment C, or in a purchase order prepared by Customer and accepted by BroadVision, or in any other written form agreed to by the parties (the “Statement of Work”). Unless otherwise set forth in the Statement of Work, in consideration of BroadVision’s performance as herein set forth, Customer agrees to pay BroadVision the actual charges for the services performed and expenses incurred, and Customer will be invoiced once each month for all charges incurred in the previous period(s). The services or other deliverables provided under each Statement of Work shall be deemed accepted on delivery, unless otherwise specified in the Statement of Work. In the event of a conflict between the terms of any Statement of Work and this Attachment C, the terms of the Statement of Work shall govern with respect to the services specified in that Statement of Work.

2.	Limitation of Charges.

No liability shall be incurred by Customer in excess of the amount, if any, set forth in the Statement of Work unless and until such Statement of Work is amended in writing by both parties. Such amount normally includes professional services, but not materials and out-of-pocket expenses reasonably required for contract performance. BroadVision is not required to continue performance beyond the funding limitation set forth therein unless and until Customer shall have notified BroadVision in writing that such funding limitation has been increased and shall have specified in such notice a revised estimated charge. When and to the extent that the funding limitation set forth has been increased, any charges incurred by BroadVision in excess of the funding limitation prior to the increase shall be allowable, due and payable to the same extent as if such charges were incurred after such increase in the estimated charge and funding limitation.

3.	Changes.

Changes shall be made in writing and signed by authorized representatives of Customer and BroadVision. All such changes shall specify the changes ordered, any increases in the estimated charges for performance, adjustment to the schedule of performance, and any changes to other terms and conditions as may be effected thereby.

4.	Title.

BroadVision shall have title to the software, systems design, and documentation arising out of performance or delivery to Customer under a Statement of Work. The parties acknowledge that performance thereunder may result in the development of new concepts, software, methods, techniques, processes, adaptations, and ideas, in addition to BroadVision’s prior technology which may be incorporated in BroadVision’s performance. The parties agree that the same shall belong to BroadVision exclusively without regard to the origin thereof. With respect to all such software, system design information and documentation delivered to or disclosed to Customer pursuant to the Statement of Work (“Application Software”), BroadVision hereby grants to Customer, as of the time that any such Application Software is disclosed to Customer by or on behalf of BroadVision, a license in respect of the software so disclosed. Unless otherwise agreed to in writing by the parties, each such license shall be a perpetual, irrevocable, non-exclusive, non-transferable, royalty-free license to use the Application Software in conjunction with the Software and for any use of the Software permitted by this Agreement.

5.	Limitation of Liability.

BROADVISION’S LIABILITY TO CUSTOMER UNDER THIS ATTACHMENT C, INCLUDING CLAIMS FOR CONTRIBUTION OR INDEMNITY, SHALL BE LIMITED TO THE AMOUNTS PAID BY CUSTOMER FOR THE SERVICES PROVIDED HEREUNDER.

6.	Disclaimer of Warranty.

THE SERVICES PROVIDED UNDER THIS ATTACHMENT C AND THE APPLICATION SOFTWARE ARE OFFERED EXCLUSIVE OF ANY WARRANTY, INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY, WHETHER EXPRESSED OR IMPLIED.
7.	On-Site Personnel.

The parties acknowledge that it may be necessary for the employees of each to be present at the facilities of the other for extended periods of time. The parties agree to provide the employees of the other with all reasonable facilities and services to assure that their services may be properly performed. Each party will instruct their employees to conform with the internal regulations and procedures of the other party while on such party’s premises.
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Attachment D to
Software License and Services Agreement
Business Terms
This Attachment D is incorporated into the Software License and Services Agreement (the “Agreement”) dated the ___ day of                     , 2000, between Broad Vision Inc. (“Broad Vision”) and                      (“Customer”). The terms, and conditions contained herein are subject in all respects to the terms and conditions of the Agreement, except that in the event of a conflict between the terms of this Attachment D and the Agreement, the terms of this Attachment D shall govern. All prices assume US Dollars. This quote expires on March 31, 2000.
DEVELOPMENT & CPU BASED DEPLOYMENT

DEVELOPMENT & MAINTENANCE DESCRIPTION	QUANTITY	UNIT PRICE	EXTENDED PRICE
One-to-One Retail Commerce	4	$[*]	$[*]
Command Center	6	$[*]	$[*]
Publishing Center	4	$[*]	$[*]
Instant Publishers	15	$[*]	$[*]
Design Centers (5 user license)	1	$[*]	$[*]
Deployment: CPU [1]	8	$[*]	$[*]
BV Software Sub-Total			$[*]
BV Discount (Based on Volume & Timing)			$[*]
Total Cost of Broad Vision Software			$[*]
Support & Maintenance ([*]% of software license, prepaid annually)			$[*]

TOTAL COST SOFTWARE & MAINTENANCE			$[*]
APPLICATION SPECIFIC — DEPLOYMENT SITE LICENSE UPGRADE

DEVELOPMENT & MAINTENANCE DESCRIPTION	QUANTITY	UNIT PRICE	EXTENDED PRICE
Deployment	Unlimited	N/A
Total Cost of Broad Vision Software*			$[*]
Support & Maintenance ([*] of software license, prepaid annually)			$[*]
TOTAL COST SOFTWARE & MAINTENANCE			$[*]

[1]	CPU licenses are needed for all machines running either BV Interaction Managers and/or BV 1:1 Services except as noted below under the section entitled: “additional considerations.” CPU estimate based on peak volume of 500 concurrent users and assumptions on the following (page turn rate = 20 secs, % age CPU Utilization = 70%, Dynamic Page Percentage = 70%). These numbers are estimates, and may vary according to other factors.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Deployment Site License Upgrade Considerations:
Customer has the right to use unlimited deployment licenses for www.redenvelope.com at their discretion for a period of 1.5 years from date of upgrade. This option may be exercised on or before 12/15/00. At the conclusion of the site license period, BroadVision and Customer will jointly audit the number of licenses in use. At such time, Customer will own the audited number of deployment licenses in perpetuity. After the site license period, Customer may purchase additional deployment licenses for [*] per profile (up to 10M profiles).
Customer may purchase additional development and/or tools licenses according to the standard price list in effect at time of purchase.
*Additional Verity license fees apply and are not included in this site license upgrade.
Additional considerations:
BroadVision will give Customer a one-time option to convert its deployment license model from CPU to Profile with no financial penalty. This option may be exercised on or before December 15, 2000. Customer must notify BroadVision in writing should such a deployment license conversion be exercised. At such tune, BroadVision will calculate the conversion between the two deployment models based on a straight conversion from BroadVision’s price list.
Customer is not required to pay additional license fees should it elect to install a BroadVision application on a fail-over (hot standby) machine for fault tolerance. Customer is also not required to pay for additional licenses for staging/QA/development system.
All graphics, content, and content design shall be provided by customer or customer’s agent.
Maintenance is pre-paid annually. These prices do not include sales tax. Payment terms on all software and maintenance are Net [*].

Agreed to by:

BroadVision, Inc.

Signature
Printed Name
Title

CUSTOMER	/s/ Christopher Cunningham
Signature

Christopher Cunningham Printed Name

CIO Title

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Attachment D-2 to General Terms and Conditions of the
Software License and Services Agreement
Additional Commercial Terms
Following are commercial terms and conditions incorporated into the Software License and Services Agreement (the “Agreement”) dated the 31st day of March, 2000 by and between BroadVision, Inc. (“BroadVision”) and RedEnvelope, Inc. (“Customer”). The terms and conditions contained herein are subject in all respects to the terms and conditions of the Agreement, except that in the event of a conflict between the terms of this Attachment and the Agreement, the terms of this Attachment shall govern. This Attachment shall not be effective until executed by Customer and accepted by an authorized representative of BroadVision. The effective date of this Attachment shall be the date of the last signature below.
SOFTWARE
DEPLOYMENT CPU BASED

Item	Unit Price	Units	Total
One-To One Commerce 7.0, Solaris	$[*] per Perpetual CPU	4 Perpetual Deployment CPU’s	$	[*]

Total License Fee for Deployment CPU’s licensed hereunder			$	[*]

Standard Maintenance	[*]%	1st year	$	[*]

Total License Fee and Maintenance			$	[*]
Customer shall have the right to maintain four (4) hot back-up CPUs (“Hot Back-ups”) for a period of 72 hours within any 7 day period between the dates of November 22nd to December 26th, at no additional charge. BroadVision shall be entitled to monitor and audit Customer’s use of these Hot Back-ups. In the event Customer’s use of the Hot Back-ups exceed the 72 hour time period, Customer shall immediately be obligated to pay to BroadVision an additional license fee for each of the additional deployment CPUs for the One-To-One Commerce Software in the amount of $[*] per additional deployment CPU used in excess of the 72 hour time period and Standard Maintenance for each such additional deployment CPU for the initial year in the amount of $[*].
Software Licensed Location:
201 Spear St., 3rd Floor
San Francisco, CA 94105-1630
Language
-	All products will be provided in English, unless otherwise specifically indicated herein.
Additional Terms and Conditions
-	Maintenance

Maintenance Fees are calculated at [*]% per year of the net license fee.

Annual software maintenance fees are due and payable in advance.
-	Payment Terms

Invoices shall be issued upon delivery of the products and/or services and shall be due and payable in US Dollars upon receipt by Customer. Payment shall be overdue ninety (90) days after the delivery date specified on the invoice.
-	Purchase Order

As per the customer’s request, a purchase order has to be completed and duly signed and will be transmitted together with this Attachment D to BroadVision.

Is a purchase order required? ☑ Yes ☐ No

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Attachment D-2 Commercial Terms	BroadVision, Inc.	Page 1 of 2

Attachment D-2 to General Terms and Conditions of the
Software License and Services Agreement
Additional Commercial Terms
Additional orders for BroadVision Software may be made on an additional attachment to this Agreement or on a Customer purchase order.
-	Validity of this offer

This offer is only valid until
-	30th day of September 2002. All amounts are in US Dollars, excluding any applicable taxes.

-	Sales Tax Exemption / Resale Certificates

Pursuant to section 2 of the Agreement, Customer shall pay all sales and use tax resulting from the Agreement. If the Customer is exempt from sales tax please indicate below applicable exemption.

Direct Payment Exemption (Direct Payment Exemption certificate required)

Tax exempt entity

The Direct Payment Certificate must be faxed to BroadVision Accounting Department at (650) 261-5677.
By execution below, each signer certifies that he/she is authorized to accept and execute this Attachment on behalf of his/her company:

CUSTOMER: RedEnvelope, Inc.	BoardVision, Inc.:

/s/ Alison L. May	/s/ Andrew J. Nash

Signature	Signature

Alison L. May	Andrew J. Nash

Printed Name	Printed Name

Pres & CEO	Chief Operating Officer

Title	Title

Sept 25, 2002	9/26/02

Date	Date

Attachment D-2 Commercial Terms	BroadVision, Inc.	Page 2 of 2

Attachment D-3 to the Software License and Services Agreement
Additional Commercial Terms and Release
Following are terms and conditions incorporated into the Software License and Services Agreement (the “Agreement”) dated the 31st day of March 2000 by and between BroadVision, Inc. (“BroadVision”) and Red Envelope, Inc. (“Customer”). The terms and conditions contained herein are subject in all respects to the terms and conditions of the Agreement, except that in the event of a conflict between the terms of this Attachment and the Agreement, the terms of this Attachment shall govern. This Attachment shall not be effective until executed by Customer and accepted by an authorized representative of BroadVision (“Effective Date”).
1. Software License
Deployment CPU Licenses Purchased:

			UNIT	DISCOUNTED
PRODUCT	PLATFORM	QUANTITY	COST	COST*	TOTAL
BROADVISION COMMERCE 7.0	SOLARIS	12 UPGRADE * DEPLOYMENT CPUS*	$ [*]	$ [*]	$	[*]

			TOTAL LICENSE		$	[*]

*	Customer is upgrading its 12 single-core processor licenses to 12 dual-core processor licenses. Upon execution of this Attachment and payment to BroadVision of the fees due hereunder, Customer shall have a total of 12 dual-core processor, perpetual BroadVision Commerce 7.0 Deployment CPU licenses. Customer is not given the license or right to use the Software on 24 single-core processors.
A dual-core processor consists of two execution cores within a single chip package. For example, Sun’s UltraSpare IV processor is a dual-core processor, as it consists of two execution cores within the chip package; an UltraSpare III processor in its own chip package is a single-core processor. This clarifying example by no means limits Customer’s use of other forms or brands of dual-core processors.
As a point of clarification for the purpose of license counting, BroadVision One-To-One Services includes any BroadVision-provided or based CORBA Server.
BroadVision grants Customer the right to have the Software installed on a back-up disaster recovery system (“Back-Up”), not exceeding the number of CPUs licensed without paying additional license fees to BroadVision. This right is further contingent upon (i) there being no overlap period of time when both the Back-Up and the regular system are concurrently operational and (ii) the Back-Up only being operational during a disaster recovery situation. In the event the Back-Up is used in any other manner, additional license fees will he owed to BroadVision.
2. Release
In exchange for the consideration paid hereunder, BroadVision hereby releases Customer from all actions, causes of action, suits, rights, debts, sums of money, accounts, accountings, controversies, liabilities, damages, judgments, executions, claims, or demands of every nature whatsoever, in law or equity or arbitration, whether based on contract, tort, statutory or other legal or equitable theory of recovery, whether known or unknown, asserted or unasserted, existing as of the effective date of this Attachment and based on, arising out of or relating solely to Customer’s past use of licenses in excess of those previously purchased under the Agreement (“Release”). The consideration paid hereunder shall fully satisfy all claims by BroadVision that Customer used unlicensed Software prior to the date of execution of this Attachment and shall operate as an accord and satisfaction of any such claims. Notwithstanding the foregoing, this Release shall not apply to any breach of any other term and/or condition set forth in the Agreement by either Party including, but not limited to, Customer’s unauthorized disclosure of the Software to third parties in violation of the terms of the Agreement.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
The parties acknowledge that they have been fully informed by their counsel concerning the effect and import of this agreement under California Civil Code Section 1542 and other requirements of law.
3. Software Locations
Customer current installation locations for Software are as follows:
Development Software: North America
Deployment Software: North America
4.	The locations set forth above are the sole locations where Customer is authorized to install and use the Software (“Authorized Location”) as of the date of execution of this Attachment. License Fees for use of the development Software have been calculated based on the Authorized Location. In the event Customer desires to use the development Software at additional locations or to move any of the development Software to a new location, Customer shall (prior to such use or move) first obtain BroadVision authorization to move the Software to the desired additional or new location(s), which authorization shall not be unreasonably withheld. An amendment to this Attachment must be executed between the parties prior to movement or use of the development Software at any other location.
5. Additional Terms and Conditions
a.	Payment Terms. Customer’s payment must accompany return of this signed Attachment to BroadVision.

b.	Validity of this offer This offer is only valid until 28th day of October 2005. All amounts are in US Dollars, excluding any applicable taxes.

c.	Sales Tax Exemption/Resale Certificates. Pursuant to Section 2 of the Agreement, Customer shall pay all sales and use tax resulting from the Agreement. If Customer is exempt from sales tax, please indicate below applicable exemption.
______ Direct Payment Exemption (Direct Payment Exemption certificate required)
______ Tax exempt entity
By execution below, each signer certifies that he/she is authorized to accept and execute this Attachment on behalf of his/her company:

RedEnvelope, Inc.	BroadVision, Inc.

/s/ Alison L. May	/s/ William E. Meyer
Name: Alison L. May	Name: William E. Meyer
Title: Pres & CEO	Title: Chief Financial Officer
Date: Oct 22, 2005	Date: 10/31/05